EXHIBIT 99.1




                      EXECUTIVE TELECARD ANNOUNCES SIGNING
                     OF DEFINITIVE AGREEMENT TO COMPLETE THE
                        ACQUISITION OF IDX INTERNATIONAL

Denver, Colorado, June 17, 1998 - Executive TeleCard, Ltd. (NASDAQ: EXTL) today announced the signing of a definitive agreement to acquire IDX International, a global IP-based fax and telephony company, subject to Executive TeleCard financing and completion of due diligence. Executive TeleCard will acquire 100% of the outstanding shares of IDX for stock and cash.

As previously announced, IDX, a privately held company located in Fairfax, Virginia, is a fast growing supplier of IP-based fax and voice platforms and services on a global basis. IDX has approximately $6 million of annualized revenue. Management of both companies estimates that IDX will double its revenue by the fourth quarter of 1998.

To acquire IDX, Executive TeleCard will issue convertible preferred stock and warrants and pay $5,000,000 in cash. The convertible preferred stock converts into 2,500,000 shares of Executive TeleCard Common Stock at the end of one year, with a price guarantee of $8.00 per share at that time if IDX achieves certain revenue and cash flow goals. The warrants are exercisable only if IDX achieves revenue and cash flow goals over the next twelve months in addition to the goals necessary for the price guarantee. Various levels of revenue and cash flow performance also determine what amount of Executive TeleCard Common Stock (up to an additional 2,500,000 Common Shares) for which the warrants become exercisable. If IDX achieves all of its goals, then Executive TeleCard will acquire $40 million of additional annual revenue with positive cash flow and IDX shareholders will receive $5 million and 5,000,000 Common Shares, adjusted as appropriate for the price guarantee.

Executive TeleCard will enter into employment agreements with IDX's Chief Executive Officer, Hsin Yen; President and Chief Operating Officer, Jeffey Gee; and the President of IDX's European subsidiary, Rudy Mattheus. Upon closing, Mr. Yen and IDX's Chairman, Richard Chiang will be appointed to Executive TeleCard's Board of Directors. IDX will be operated as a subsidiary on a day-to-day basis by IDX's current senior management under the direction of Executive TeleCard's CEO.

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News Release Continued
June 17, 1998
Page 2

Christopher Vizas, Chairman and CEO of Executive TeleCard, said "IDX continues to impress us with its rapid growth and expanding success in operating its IP fax and telephone platforms around the world. With the signing of the definitive agreement, IDX and Executive TeleCard are one step closer toward closing this exciting transaction. IDX's skilled team directed by Hsin Yen as well as their proven IP technology will position us well for growth."

Hsin Yen, CEO of IDX, commented, "Chris and his colleagues at Executive TeleCard are executing a great strategy with a keen determination to succeed. Having our agreement in place, we now look forward to closing this transaction soon, integrating our operations and forging a strong international telecommunications enterprise."

Executive TeleCard is a leading supplier of Global calling card services, and related validation, billing and payment systems, to telecommunication companies and financial institutions. Executive TeleCard also supplies international internet and inter-networking services in partnership with telecommunications operators around the world. Operating through its World Direct network, Executive TeleCard originates traffic in 88 countries and terminates anywhere in the world.

Certain statements in this news release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements express or implied by the forward looking statement. Factors that impact such forward looking statements include, among others, the ability of the Company and IDX to attract additional business, changes in expectations regarding restructurings, including tax liabilities and reductions in cost, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in worldwide general economic conditions, changes in interest rates, currency rates and worldwide competition.

                                      -End-

For further information please call Allen Mandel or Ron Fried at 1-800-688-0092.